Exhibit 10.70

[on Company letterhead]

[name and address of executive]

Dear                     :

If there is a material misstatement of the Company’s financial statements, or if there is an overstatement of the Company’s performance with respect to objective, quantifiable performance goals, then certain compensation granted to you after December 31, 2008 will be subject to recoupment to the extent provided in the attached Assured Guaranty Ltd. Executive Officer Recoupment Policy.  Your receipt of the compensation is conditioned on your agreeing to the policy.  Please sign and return a copy of this letter to Ivana Grillo indicating that you have received a copy of the policy and that you agree to its application.  If you have questions about the policy, please contact Jim Michener.

Very truly yours,

I have received a copy of the Recoupment Policy
and agree that it will apply to my compensation.

Date: